Exhibit 10(z)

McDONALD’S CORPORATION
2012 OMNIBUS STOCK OWNERSHIP PLAN
STOCK OPTION AWARD AGREEMENT

EXECUTIVE OFFICERS
McDONALD’S CORPORATION (the “Company” or “McDonald’s”), hereby grants to the individual named in the chart below (the “Optionee”), the number of options to purchase shares of the Company’s Stock (the “Options”) for the Option Price per share (the “Option Price”), both as set forth in the chart below. These Options shall vest and terminate according to the vesting schedule and termination provisions described below in this Stock Option Award Agreement, including any Appendices (together, the “Agreement”). The Options shall be subject to the terms and conditions set forth in this Agreement and in the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan, as amended (the “Plan”).
Capitalized terms not otherwise defined in this Agreement shall have the meaning provided in the Plan. The Plan is incorporated into, and made a part of, this Agreement.

Optionee:
Number of Options:
Type of Option Grant:	Non-Qualified Stock Option
Option Price:	$
Grant Date
Expiration Date:	10th Anniversary of the Grant Date
Vesting Schedule:	25% on first anniversary of Grant Date 25% on second anniversary of Grant Date 25% on third anniversary of Grant Date 25% on fourth anniversary of Grant Date

1.Executive Retention Replacement Plan. If the Optionee participates in the Company’s Executive Retention Replacement Plan (the “ERRP”), the treatment of the Options upon the Optionee’s termination of employment (within the meaning of the ERRP) is governed by the terms of the ERRP, which terms will supersede any provisions of this Agreement and the Plan to the extent they are inconsistent with the ERRP.

2.Termination of Employment. For purposes of this Section 2, the date of Termination of Employment will be the last date that the Optionee is classified as an employee in the payroll system of the Company or applicable Subsidiary, provided that in the case of a Optionee who is subject to U.S. federal income tax (a “U.S. Taxpayer”), the date of Termination of Employment will be the date that the Optionee experiences a “separation from service,” in accordance with the requirements of Code Section 409A. The Committee shall have the exclusive discretion to determine when the Optionee is no longer employed for purposes of the Options, this Agreement and the Plan.

(a)Termination Within One Year of the Grant Date. If the Optionee has a Termination of Employment for any reason other than death or Disability prior to the 12-month anniversary of the Grant Date, all Options will be immediately forfeited.

(b)Termination for Cause. If the Optionee has a Termination of Employment for Cause, all vested and unvested Options shall terminate immediately; provided, however, that if the Optionee has a Termination of Employment for Cause due solely to a Policy Violation (which means a termination resulting from the commission of any act or acts which violate the Standards of Business Conduct of the Company or a Subsidiary or any successor thereto (including underlying polices or policies specifically referenced therein), as the same is in effect and applicable to the Optionee at the time of the Optionee’s violation), the provisions of subsection 2(c) below shall apply.

(c)Termination Due to Policy Violation. If the Optionee has a Termination of Employment for Cause due solely to a Policy Violation (as determined by the Committee in its sole and absolute discretion), any Options vested on the date of the Optionee’s Termination of Employment may be exercised not later than the 90th day following the Optionee’s Termination of Employment (but not beyond the Expiration Date). Any unvested Options shall be forfeited as of the date of the Optionee’s Termination of Employment.

(d)Termination on Account of Death or Disability. If the Optionee has a Termination of Employment on account of death or Disability (including during the first 12 months following the Grant Date), any unexercised Options, whether or not vested on the date of the Optionee’s Termination of Employment, may be exercised at any time within three years after such Termination of Employment (but not beyond the Expiration Date); and in the case of death, the Options may be exercised by (i) the Optionee’s personal representative or by the person to whom the Options are transferred by will or the applicable laws of descent and distribution or (ii) the Optionee’s beneficiary designated in accordance with Section 8 of the Plan.

For purposes of subsections (e) and (f) that follow, the term “Company Service” means the Optionee’s aggregate number of years of employment with the Company and any Subsidiary, including employment with any Subsidiary during the period before it became a Subsidiary.
(e)Termination on Account of Retirement

i.Termination with At Least 68 Years of Combined Age and Service. If the Optionee voluntarily terminates employment and (i) the Optionee’s combined age and years of Company Service is equal to or greater than 68, (ii) the Optionee provides six months advance written notice of his or her intention to terminate employment to the Corporate Vice President - Global Total Compensation, (iii) the Optionee executes and delivers (and does not revoke) a release agreement satisfactory to the Company and (iv) the Optionee executes and delivers a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law (as the Committee may require), any unvested Options that would have vested within three years following the Optionee’s Termination of Employment, will become exercisable in accordance with the Vesting Schedule set forth above in this Agreement, and any exercisable Options may be exercised at any time prior to and including the Expiration Date. If the Optionee executes and delivers a non-competition agreement, and then violates the provisions of that agreement (in the Committee’s discretion), all unexercised Options will immediately terminate and will not be exercisable.

ii.Termination of Employment After Attaining Age 60 with 20 or More Years of Service. If the Optionee voluntarily terminates employment after attaining age 60 with 20 years or more of Company Service and the Optionee executes and delivers (and does not revoke) a release agreement satisfactory to the Company, any unvested Options that would have vested within three years following the date of the Optionee’s Termination of Employment will become exercisable in accordance with the Vesting Schedule set forth above in this Agreement, and any exercisable Options may be exercised at any time prior to and including the Expiration Date.

iii.Termination of Employment After Attaining Age 60 with Less than 20 Years of Service. If the Optionee terminates employment (other than for Cause) after attaining age 60 but before completing 20 years of Company Service and the Optionee executes and delivers (and does not revoke) a release agreement satisfactory to the Company, any Options exercisable on the date of the Optionee’s Termination of Employment may be exercised at any time within one year after such Termination of Employment (but not beyond the Expiration Date). All unvested Options will be forfeited as of the date of Termination of Employment.

(f)Termination on Account of Special Circumstances. If the Optionee has a Termination of Employment due to Special Circumstances (which means, a Termination of Employment due to the Optionee becoming an owner-operator of a McDonald’s restaurant in connection with his or her Termination of Employment or a Termination of Employment by the Company or a Subsidiary without Cause, in each case, where the Optionee’s combined age and years of Company Service meets the threshold set forth in the chart below and the Optionee satisfies the additional conditions set forth in subsections (i) and (ii) below, as applicable), the Options, to the extent unvested as of the date of the Optionee’s Termination of Employment, will, for the applicable period after the Optionee’s Termination of Employment specified in the chart below, become vested in accordance with the Vesting Schedule set forth above in this Agreement and any vested Options may be exercised at any time within the applicable period specified in the chart below after such Termination of Employment (but not beyond the Expiration Date). As of the expiry of the applicable period specified in the chart below after the Optionee’s Termination of Employment, any Options that remain unvested will be forfeited.

Age and Years of Company Service	Additional Vesting and Time to Exercise

68 plus years	3 Years
58 to 67 years	2 Years
48 to 57 years	1 Year

i.Termination of Employment Without Cause. In the case of the Optionee’s Termination of Employment by the Company or a Subsidiary without Cause, to qualify for the treatment provided in this subsection (f), the Optionee must execute and deliver (i) a release agreement satisfactory to the Company (which the Optionee does not revoke) and (ii) a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law (as the Committee or its delegee may require). If the Optionee executes and delivers a non-competition agreement, and then violates the provisions of that agreement (in the Committee’s discretion), all unexercised Options will immediately terminate and will not be exercisable.

ii.Termination due to Change in Status to Owner-Operator. If the Optionee becomes an owner-operator of a McDonald’s restaurant in connection with his or her Termination of Employment, to qualify for the above treatment, the Optionee must execute and deliver (and not revoke) a release agreement satisfactory to the Company.

(g)Termination Due to Disaffiliation. If the Optionee has a Termination of Employment because of a Disaffiliation (Disaffiliation of a Subsidiary means the Subsidiary’s ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary)) and the Optionee executes and delivers (and does not revoke) a release agreement satisfactory to the Company, any Options vested on the date of the Disaffiliation may be exercised at any time within one year following the Disaffiliation (but not beyond the Expiration Date). All unvested Options shall be forfeited as of the date of the Disaffiliation. If, however, the Options are assumed by another entity, this rule will not apply and the Options will continue in effect, subject to any changes as may be made to reflect the assumption of the Options.

(h)Any Other Reason. If the Optionee has a Termination of Employment for a reason other than those specified in Sections 2(a)-(g) above, any Options vested on the date of the Optionee’s Termination of Employment may be exercised not later than the 90th day following the Optionee’s Termination of Employment (but not beyond the Expiration Date). All unvested Options shall be forfeited as of the date of Termination of Employment.

(i)Selection of Rule. If the Optionee’s Termination of Employment is covered by more than one of the foregoing rules, the applicable rule that is the most favorable to the Optionee shall apply, except that (i) in the case of a Termination of Employment as described in Section 2(a) above, Section 2(a) shall apply; (ii) in the case of a Termination of Employment for Cause, the Committee shall have the sole and absolute discretion to determine whether the Optionee is eligible for the treatment described in Section 2(c) above; and (iii) in the case of a Termination Due to Disaffiliation, Section 2(g) shall apply.

3.Responsibility for Taxes. Except to the extent prohibited by law, regardless of any action the Company or, if different, the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee or deemed by the Company or the Employer in their discretion to be an appropriate charge to the Optionee even if legally applicable to the Company or the Employer (“Tax-Related Items”), the Optionee acknowledges that liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant, vesting or exercise of the Options, the subsequent sale of shares of Stock acquired as a result of such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Optionee has become subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of shares of Stock acquired at exercise of the Options, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization). The Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares of Stock or the proceeds of the sale of shares of Stock if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

4.Repayment/Forfeiture. Any benefits the Optionee may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Optionee.

5.No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary for any period of specific duration or interfere with or restrict in any way the right of the Company or any Subsidiary, which is hereby expressly reserved, to remove, terminate or discharge the Optionee at any time for any reason whatsoever, with or without Cause and with or without advance notice.

6.Governing Law. The Options are governed by, and subject to, United States federal and Illinois state law (without regard to the conflict of law provisions) and the requirements of the New York Stock Exchange as well as the terms and conditions set forth in the Plan and this Agreement.

7.Electronic Delivery and Acceptance. The Company may, in its sole and absolute discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Optionee to accept this Option or any future option grant by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees that acceptance of this Option and any future option grant may be through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

8.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

9.Waiver. The waiver by the Company with respect to compliance of any provision of this Agreement by the Optionee shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of any provision of this Agreement.

10.Headings. The headings in this Agreement have been inserted for convenience of reference only, and are to be disregarded in any construction of the provisions of this Agreement.

11.Appendices. The Appendices constitute part of this Agreement. Notwithstanding the provisions in this Agreement, the Options shall be subject to any special terms and conditions set forth in the Appendices to this Agreement.

12.Entire Agreement. Except as set forth in Section 1 above, this Agreement and the Plan reflect the exclusive agreement between the parties regarding the subject matter herein and supersedes any prior understandings or agreements, whether oral or written, in respect of such subject matter.

By accepting the Options, the Optionee agrees to the terms of this Agreement and the Plan.

BY:

PRINT NAME:

DATE:

APPENDIX A
Power of Attorney
This Appendix A to the Agreement is a Power of Attorney that the Optionee authorizes by participating in the Plan. Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Agreement (including the Appendix) or the Plan.

I hereby irrevocably constitute and appoint the Corporate Secretary and each Assistant Corporate Secretary of McDonald’s Corporation as my true and lawful attorney-in-fact (“Attorney”) with full power and authority and full power of substitution and resubstitution, to take in my name and on my behalf any and all actions necessary or desirable to meet any withholding obligation for Tax-Related Items as contemplated by the Agreement, including any and all of the following actions:
(i) To sell in my name and on my behalf such number of shares of the common stock of McDonald’s I acquire at vesting to the extent that McDonald’s, in its sole discretion, determines that such sale is necessary and/or advisable in connection with tax withholding requirements under local law and/or regulations as a result of the vesting and exercise of any Options and to pay in my name and on my behalf my proportionate share of any lawful dealer’s commission or discount and related expenses of such sale;
(ii) To direct in my name and on my behalf the payment to McDonald’s of the proceeds of such sale (net of any brokerage commissions) to the extent that McDonald’s, in its sole discretion, determines is necessary and/or advisable in order to satisfy and discharge any such withholding obligation, with any excess to be returned to me by depositing the same in my Merrill Lynch account; and
(iii) To execute such agreements and other documents and to take such other and further actions as may be necessary or desirable, as determined by the Attorney, to effectuate the foregoing.
This Power of Attorney is an agency coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be terminated by me or by operation of law, whether by my death or incapacity or by the occurrence of any other event or events. If, after the execution hereof and prior to the vesting and exercise of the Options, I should die or become incapacitated, actions taken by the Attorney hereunder and under the Agreement shall be as valid as if such death or incapacity had not occurred, regardless of whether the Attorney or McDonald’s has received notice of such death or incapacity.
To induce any transfer agent or other third party to act, I hereby agree that any transfer agent or other third party receiving a duly executed copy or facsimile of this Power of Attorney may act upon it. I for myself and for my heirs, executors, legal representatives and assigns hereby agree to indemnify and hold harmless any such transfer agent or other third party from and against any and all claims that may arise against such transfer agent or other third party by reason of such transfer agent or third party having relied on this Power of Attorney.
This Power of Attorney shall automatically terminate (without affecting any lawful action taken hereunder, which shall survive such termination) immediately upon the satisfaction and discharge of all withholding obligations for Tax-Related Items in connection with any Options to me under the Plan.
The Attorney shall be entitled to act and rely upon any representation, warranty, agreement, statement, request, notice or instruction respecting this Power of Attorney given by me, not only as to the authorization, validity and effectiveness thereof, but also as to the truth and accuracy of information therein contained. I agree that the Attorney assumes no responsibility or liability to any person, including me, other than to direct the transactions expressly contemplated hereby. I also agree that the Attorney makes no representation about, and has no responsibility for, any aspect of the Plan or the Options, and the Attorney shall not be liable for any error of judgment, for any act done or omitted or for any mistake of fact or law except for the Attorney’s own willful misconduct, gross negligence or bad faith.
This Power of Attorney shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to any otherwise applicable conflicts of law or choice of law principles.